UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30644	98-0348086
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2611-13, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong (Address of principal executive offices)

011-852-2802-1555 (Issuer's telephone number, including area code)

Fujian Internet Consultants Limited

dated April  26, 2007

(Full title of the plan)

Gary S. Joiner

4750 Table Mesa Drive

Boulder, CO 80305

 (Name and address of agent for service)

(303) 494-3000

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	322,833	$6.92	$2,234,004.36	$34.18

Part I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.

Plan Information.

On April 26, 2007, Expert Network (Shenzhen) Company Limited (the "Company"), a wholly owned subsidiary of China Expert Technology, Inc. (the "Registrant") entered into a Consultant Agreement (the "Agreement") with Fujian Internet Consultants Limited (the “Consultant”). The Agreement provides for the sourcing and servicing of e-Government contracts by the Consultant for the Company throughout the People’s Republic of China. “e-Government” is the integration of modern information and communication technologies to create an IT network platform to optimize and manage government administration functions. Upon the successful execution of an e-Government Contract sourced by the Consultant to the Company, the Company has agreed to pay a commission to the Consultant payable in cash or in shares of the Registration’s common stock. The Agreement will terminate once the main contract of any e-Government project sourced by the Consultant is signed with the relevant city government and the commission has been paid, or in the event that no main contract is signed.

Pursuant to the terms of the Agreement, the Registrant has agreed to issue 322,833 shares of its common stock, par value $0.001 per shares (the “Shares”) to the Consultant as a commission in consideration of the sourcing by the Consultant of the Xi’an City Shaanxi Province E-Government Planning, Design and Construction Project (Xi’an Project”). The shares will be issued by two installments: eighty percent (80%) of the Shares will be issued within 10 calendar days after signing of the Main Contract of the Xi’an Project, with the remaining twenty percent (20%) will be issued within 10 calendar days after the work of the Xi’an Project is commenced.

The Registrant is registering the Shares on this Form S-8 registration statement as provided in the Agreement.

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 2.

Registrant Information and Employee Plan Annual Information.

The registrant hereby undertakes to provide to the Consultant, without charge, upon written or oral request, copies of all documents incorporated by reference in Item 3 of Part II of this Registration Statement.  Such documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to the Consultant pursuant to Rule 428(b) of the Securities Act, are also available without charge upon written or oral request.  Requests for documents should be addressed to the Registrant using the address listed on the cover page hereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

The following documents are incorporated by reference into this Registration Statement:

(a) The Registrant's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2006 (the "Annual Report") filed by the Registrant under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Commission.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year include:

1. The Registrant's Current Report on Form 8-K dated April 2, 2007, as filed with the Commission.

2.  The Registrant’s Current Report on Form 8-K dated April 16, 2007, as filed with the Commission.

(c) The description of the Registrant's common stock set forth under the caption "Description of Securities" in its 10-SB/A Registration Statement filed with the Commission on August 31, 1999, is hereby incorporated by reference.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

All documents incorporated by reference herein will be made available to the Consultant, without charge, upon written or oral request. Other documents required to be delivered to the Consultant pursuant to Rule 428(b) (1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

China Expert Technology, Inc.

Room 2611-13, Great Eagle Centre

23 Harbour Road

Wanchai, Hong Kong

Attn: Clarence Chung

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

5.1

Consent of Frascona, Joiner, Goodman & Greenstein, P.C.

10.1

Consulting Agreement dated as of April 26, 2007 by and among the

Registrant, the Company and Fujian Internet Consultants Limited

23.1

Consent of Frascona, Joiner, Goodman & Greenstein, P.C. (contained in opinion filed as Exhibit 5.1 to this registration statement)

23.2

Consent of PKF

23.3

Consent of BDO McCabe Lo Limited

Item 9.

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( 30.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that provisions (i) and (ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Frascona Joiner Goodman and Greenstein, P.C.

10.1	Consulting Agreement dated as of April 26, 2007 by and among the Registrant, the Company and Fujian Internet Consultants Limited
23.1	Consent of Frascona Joiner Goodman and Greenstein, P.C. (included in opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of PKF

23.3	Consent of BDO McCabe Lo Limited

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, this 3rd day of May, 2007.

CHINA EXPERT TECHNOLOGY, INC.

By: /s/ Zhu Xiao Xin, Chief Executive Officer, President and Director

Date: May 3, 2007

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Zhu Xiao Xin, Chief Executive Officer, President and Director

Date: May 3, 2007

By: /s/ Huang Tao, Chairman and Director

Date: May 3, 2007

By: /s/ Fu Wan Chung, Simon, Chief Financial Officer and Director

Date: May 3, 2007